Ex 10.1

AMENDMENT TO
CIENA CORPORATION 2008 OMNIBUS INCENTIVE PLAN

THIS AMENDMENT No. 3 (this “Amendment”) to the Ciena Corporation 2008 Omnibus Incentive Plan (the “Plan”) which increases the number of shares available for issuance under the Plan by six million, six hundred thousand (6,600,000) shares, was adopted by the Board of Directors of Ciena Corporation (the “Company”) on February 4, 2014, and is effective as of April 10, 2014, the date upon which the Amendment received approval of the stockholders of the Company.

1.  The Plan is hereby amended by deleting Section 4.1 and replacing it in its entirety as follows:
“4.1. Number of Shares Available for Awards.

Subject to adjustment as provided in Section 17 hereof, the number of shares of Stock available for issuance under the Plan shall be twenty five million one hundred thousand (25,100,000), all of which may be granted as Incentive Stock Options, increased by shares of Stock covered by awards granted under a Prior Plan that are not purchased or are forfeited or expire, or otherwise terminate without delivery of any Stock subject thereto, to the extent such shares would again be available for issuance under such Prior Plan. Stock issued or to be issued under the Plan shall be authorized but unissued shares; or, to the extent permitted by applicable law, issued shares that have been reacquired by the Company.”

* * *

To record adoption of the Amendment of the Plan by the Board as of February 4, 2014, and approval of the Amendment by the Company’s stockholders on April 10, 2014, the Company has caused its authorized officer to execute this Amendment to the Plan.

CIENA CORPORATION

By: /S/ David M. Rothenstein
Name: David M. Rothenstein
Title: Sr. VP, General Counsel and Secretary
Date: April 10, 2014